Exhibit 5.1

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

July 11, 2008

LTC Properties, Inc.

31365 Oak Crest Drive

Suite 200

Westlake Village, California  91361

Re:

LTC Properties, Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-8 pertaining to Six Hundred Thousand (600,000) Shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”) pursuant to The 2008 Equity Participation Plan of LTC Properties, Inc. (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on a registration statement Form S-8 filed, or to be filed, with the Securities and Exchange Commission (the “Commission”) on or about July 11, 2008, and any amendments thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”).  You have requested our opinion with respect to the matters set forth below.

In our capacity as counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

i.

the corporate charter of the Company (the “Charter”) represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on May 12, 1992, Articles of Amendment and Restatement filed with the Department on August 3, 1992, Articles Supplementary filed with the Department on March 7, 1997, Articles of Amendment filed with the Department on June 26, 1997, Articles Supplementary filed with the Department on December 17, 1997, Articles Supplementary filed with the Department on September 2, 1998, Articles Supplementary filed with the Department on May 11, 2000, Articles Supplementary filed with the Department on June 24, 2003, Articles Supplementary filed with the Department on September 16, 2003; Articles Supplementary filed with the Department on February 19, 2004; Articles Supplementary filed with the Department on April 1, 2004; Articles Supplementary filed with the Department on April 1, 2004; Articles of Amendment filed with the Department on June 24, 2004; Articles Supplementary filed with the Department on July 16, 2004; and Certificate of Correction filed with the Department on August 3, 2004;

ii.

the Bylaws of the Company as adopted on May 15, 1992, ratified on or as of May 19, 1992, and amended on or as of October 17, 1995, September 1, 1998, May 2, 2000 and August 28, 2003, and in full force and effect on the date hereof (the “Bylaws”);

iii.	the minutes of the organizational action of the Board of Directors of the Company, dated as of May 19, 1992 (the “Organizational Minutes”);

iv.	resolutions adopted by the Board of Directors of the Company on April 8, 2008 (the “Directors’ Resolutions”);

v.	the Plan;

vi.	the Registration Statement;

vii.

a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

viii.

a certificate of Wendy L. Simpson, Chief Executive Officer and President of the Company and Pamela Shelley-Kessler, Senior Vice President, Chief Financial Officer, and Corporate Secretary of the Company, dated of even date herewith (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Plan are true, correct and complete, have not been rescinded or modified and are in full force and effect as of the date hereof; and

ix.	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

a.	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

b.	each natural person executing any of the Documents is legally competent to do so;

c.

any of the Documents submitted to us as originals are authentic; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

d.

upon issuance of the Shares, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of Shares, will not exceed the total number of shares of Common Stock of the Company that the Company is authorized to issue under its Charter; and

e.

none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

The Shares have been generally authorized and reserved for issuance pursuant to the Plan and if, as and when the Shares are issued either as stock awards or upon the exercise of options duly authorized by the Board of Directors, or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the stock awards or options relating to such Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the corporate laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP